Exhibit 10.43
PHARMANET DEVELOPMENT GROUP, INC. AMENDED AND RESTATED ETHICS POLICY
Adopted by the Board of Directors
of PharmaNet Development Group, Inc.
On August 24, 2006 and as amended and restated on February 26, 2007
Introduction
          This Ethics Policy will serve as PharmaNet Development Group, Inc.’s (“PDG” or “Company”) Code of Ethics (“Policy”) and as such they cover a wide spectrum of business practices and procedures, and are applicable to all directors, officers and employees. They do not cover every issue that may arise, but they set out some basic principles to guide all directors, officers and employees of PDG. We expect all of our directors, officers and employees to comply with them and to seek to avoid improper behavior or even the appearance of improper behavior. The Policy expressly apply to all directors, officers and employees, even when we do not specifically refer to each of them.
          If a law conflicts with a policy in this Policy, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.
          Those who violate this Policy may be subject to disciplinary action, which may include termination of employment, depending on the nature of the violation. If you observe, learn of, or, in good faith, suspect a violation of this Policy, you must follow the reporting procedures set forth in Section 14 below.
          Statements in this Policy to the effect that certain actions may be taken only with approval will be interpreted to mean that appropriate directors, officers or supervisors and managers must give prior written approval before the proposed action may be undertaken.

          This Policy should be read in conjunction with the Company’s other policy statements, including the Company’s Insider Trading Policy, Blackout Policy, as well as the discrimination and harassment policies adopted by our Company and its respective subsidiaries.
1. Compliance with Laws, Rules and Regulations
          Obeying the law, both in letter and in spirit, is the foundation on which PDG’s ethical standards and our reputation are built. All employees must respect and obey the laws of the cities, states and nations in which we operate. A variety of laws apply to the Company and its operations, and some carry criminal penalties. These laws include securities laws, and state laws relating to duties owed by corporate directors and officers. Examples of criminal violations of the law include: stealing, embezzling, misapplying corporate or bank funds, or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities. The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.
2. Conflicts of Interest
          A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of PDG. A conflict may arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her PDG work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position with PDG.

          Conflicts of interest are prohibited as a matter of PDG policy, except under specific Policy approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or PDG’s legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict must bring it to the attention of a supervisor, manager or other appropriate personnel or utilize the procedures set forth in Section 14 below.
          a. Outside Activities/Employment
          Any outside activity, including employment, should not significantly encroach on the time and attention employees devote to their corporate duties, should not adversely affect the quality or quantity of their work, and should not make use of corporate equipment, facilities, or supplies, or imply (without the Company’s approval) the Company’s sponsorship or support. Employees are prohibited from taking part in any outside employment without the Company’s prior approval. It is almost always a conflict of interest for an PDG employee to work simultaneously for a competitor, client or supplier. The best policy is for employees to avoid any direct or indirect business connection with our clients, suppliers or competitors, except on our behalf. Directors may engage in outside activities that do not interfere with their responsibilities as directors for the Company, and do not give rise to an actual or apparent conflict of interest.
          b. Civic/Political Activities
          The Company allows each employee to dedicate up to eight hours per year to a Company sponsored charitable or volunteer activity. In addition, employees may participate in other civic or charitable activities as long as such participation does not encroach on the time and attention they are expected to devote to their Company-related duties. For non-Company sponsored events, activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of Company involvement or endorsement, absent prior written approval.
          c. Loans to Employees
          The Company will not make loans or extend credit guarantees to or for the personal benefit of executive officers and directors, except as permitted by law. Loans or guarantees may be extended to other employees only with Company approval.
          d. Gifts
          The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with clients or other business partners. No gift or entertainment should ever be offered, given, provided or accepted by any PDG employee, family member of an employee, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. Under-the-table payments to foreign physician-investigators is an example of inappropriate gifts or payments. Employees should discuss with their supervisor any gifts or proposed gifts which may be considered inappropriate.
3. Insider Trading
          Employees who have access to confidential information are not permitted to use or share that information for trading purposes or for any other purpose except the conduct of our business. All non-public information about PDG should be considered confidential information. Among other things, trading while in possession of material inside information, or to “tip” others who might make an investment decision on the basis of this information, is not only a violation of Company policy, but may subject an employee to criminal or civil liability. In order to assist with compliance with laws against insider trading, PDG has adopted a specific policy governing employees’ trading in securities of PDG, which policy is incorporated by reference into this Policy. This policy has previously been distributed is available upon request. Questions about the insider trading policy should be addressed to PDG’s legal counsel.
4. Corporate Opportunities
          Employees, officers and directors are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information, or position without the written consent of the Board of Directors. No employee may use corporate property, information, or position, for improper personal gain, and no employee may compete with PDG directly or indirectly. Employees, officers and directors owe a duty to PDG to advance its legitimate interests when the opportunity to do so arises.
5. Competition and Fair Dealing
          We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with PDG’s clients, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, fraud, or any other intentional unfair dealing practice.
6. Discrimination and Harassment
          The diversity of PDG’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment. PDG’s Insider Trading Policy, Blackout Policy, as well as the discrimination and harassment policies adopted by our Company and its respective subsidiaries are incorporated by reference into this Policy.
7. Health and Safety
          PDG strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
          Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.
8. Record-Keeping
          PDG requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.
          Some employees are authorized to use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or PDG’s controller.
          All of PDG’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect PDG’s transactions and must conform both to applicable legal requirements and to PDG’s system of internal controls. Unrecorded or “-off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

          Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to PDG’s record retention policies and communications.
9. Confidentiality
          Employees must maintain the confidentiality of confidential information entrusted to them by PDG or its clients except when disclosure is authorized by PDG’s legal counsel or required or protected by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to PDG or its clients, if disclosed. It also includes information that suppliers and clients, and our clinical research subjects, have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee is bound by a duty of confidentiality.
10. Protection and Proper Use of PDG Assets
          All employees should endeavor to protect PDG’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on PDG’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. PDG equipment should not be used for non-PDG business. Occasional and incidental personal use of PDG’s communications systems may be permitted if it does not otherwise interfere with the Company’s operations. Use of the Company’s communications systems or other property for any solicitations is prohibited.

          The obligation of employees to protect PDG’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or disclosure of this information would violate PDG policy and may subject the employee to criminal or civil penalties.
11. Delegation of Authority
          Each employee, and particularly each of the Company’s officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring. No authority may be delegated to employees who the Company has reason to believe, through the exercise of reasonable due diligence, may have a propensity to engage in illegal activities.
12. Payments to Government Personnel
          The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. The Act also applies to the making of improper payments to obtain business from commercial clients in the United States.
          In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules violates PDG policy and may be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Gifts or payments to non-government individuals are also prohibited unless they meet the criteria set forth in Section 2. Please contact the Company’s legal counsel if you have questions in this area.
13. Waivers of This Ethics Policy
          Any waiver of this Policy for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law, regulation or listing standards. Requests for a waiver of a provision of this Policy must be submitted in writing to the Chief Financial Officer or Board of Directors for appropriate review and decision. The Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K and section 17 (below) before it is consummated.
14. Reporting Any Illegal or Unethical Behavior
          Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of PDG not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.
          Any employee may submit a good faith concern regarding questionable accounting or auditing matters or other matters without fear of dismissal or retaliation of any kind to our whistleblower hotline run by a third-party service provider, The Network, who may be contacted, effective September 15, 2006, at 1-800-528-4577 or www.tnwinc.com/webreport, or Mr. Jack Levine, CPA, who is chairman of our Audit Committee. He may be reached as follows: 16855 NE 2“d Avenue, Suite 303, North Miami Beach, FL 33162, (305) 651-0400. You may also submit such a concern to our outside counsel, Denis Segota, Esquire, Morgan Lewis & Bockius LLP, 502 Carnegie Center, Princeton, NJ 08540, (609) 919-6622.

15. Compliance Guidance
          Because this Policy cannot anticipate every situation that will arise, here are a few suggestions on how to approach and analyze a new question or issue:
•	Make sure you have all the facts in order to reach the right solutions; we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from PDG resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Chief Financial Officer, your office manager or a human resources officer.
16. Special Policies with Respect to Certain Officers
          The Chief Executive Officer (“CEO”), all senior financial officers, including the Chief Financial Officer (“CFO”), the principal accounting officer or controller, and other persons performing similar functions (collectively, the “Senior Executive, Financial and Accounting Officers”), are bound by the provisions set forth above including those relating to ethical conduct, conflicts of interest and compliance with law. In addition, the Senior Executive, Financial and Accounting Officers are subject to the following additional specific policies:
          a. The Senior Executive, Financial and Accounting Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents filed by PDG with the Securities and Exchange Commission (“SEC”) and other public communications.

Accordingly, it is the responsibility of the Senior Executive, Financial and Accounting Officers promptly to bring to the attention of the Board of Directors or the Audit Committee any information of which he or she may become aware that affects the disclosures made by PDG in its SEC filings or other public communications, and to otherwise assist the Board and the Audit Committee in fulfilling their responsibilities.
          b. The Senior Executive, Financial and Accounting Officers shall promptly bring to the attention of the Board and the Audit Committee, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect PDG’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls, (b) any fraud, whether or not material, that involves management or other employees who have a significant role in PDG’s financial reporting, disclosures or internal controls.
          c. The Senior Executive, Financial and Accounting Officers shall promptly bring to the attention of the Chief Financial Officer or the CEO, and to the Audit Committee, any information he or she may have concerning any violation of this Policy, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in PDG’s financial reporting, disclosures or internal controls.
          d. The Senior Executive, Financial and Accounting Officers shall promptly bring to the attention of the Chief Financial Officer or the CEO, and to the Audit Committee, any information he or she may have concerning evidence of a violation of the securities or other laws, rules or regulations applicable to PDG and the operation of its business, by PDG or any agent thereof, or of violation of this Policy or of these additional special policies and procedures.

          e. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Policy or these additional special procedures by the Senior Executive, Financial and Accounting Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Policy and to these additional special procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.
          f. The Company expects that the Senior Executive, Financial and Accounting Officers, and all other employees who participate in the preparation of any part of the Company’s financial statements, follow this Policy:
•	Act with honesty and integrity, avoiding violations of this Policy, including actual or apparent conflicts of interest with the Company in personal and professional relationships.

•	Disclose to the Chief Financial Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of this Policy, including actual or apparent conflicts of interest with the Company.

•	Provide the Company’s other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.

•	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company’s periodic reports.

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated or protected. Confidential information acquired in the course of your work should not be used for personal advantage.

•	Share and maintain skills important and relevant to the Company’s needs.

•	Proactively promote ethical behavior among peers in your work environment.

•	Achieve responsible use of and control over all assets and resources employed or entrusted to you.

•	Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of your knowledge.
          The foregoing are set forth as policies for the Senior Executive, Financial and Accounting Officers but, are, in fact, statements of mandatory conduct. It is also important to note that Federal law requires that any waiver of, or amendment to the requirements in this Section will be subject to public disclosure.
17. Related Party Hires/Transactions
          For the purpose of this Policy, the term “related party” shall mean:
Affiliates of PDG; entities for which investments are accounted for by the equity method by PDG; trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; principal owners of PDG; its management; members of the immediate families (including step-children, step-parents and step-siblings) of principal owners of PDG and its management; and other parties with which PDG may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Another party also is a related party if it can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

          To ensure that individuals hired by PDG are hired based upon their merit and ability to contribute to PDG and not due to their relationship to an employee of PDG, all new employee hires must be reviewed by PDG’s Human Resources Department. In the event a “related party” is hired, PDG’s Human Resources Department must communicate to the Audit Committee (the “Audit Committee”) of the Board of Directors of PDG any related party hire, and the Audit Committee must approve that related party hire. In addition, the Audit Committee must approve all related party transactions; provided, however, that such review and approval shall not be necessary if the related party transaction (a) does not require SEC disclosure pursuant to Regulation S-K, Item 402 or Item 404, and (b) the transaction is one in which PDGI was or is to be a participant and the amount involved is less than $60,000 per person per year, and in which any related person had or will have a direct or indirect material interest. In the event a transaction falls under (a) and (b) above, then such transaction will only require approval of the Company’s Chief Executive Officer and Chief Financial Officer.